Exhibit 10.11

SHARE CANCELLATION AGREEMENT AND RELEASE

THIS AGREEMENT is hereby made as of the ____ day of __________, by and between Organovo Holdings, Inc., a Nevada corporation formerly known as Real Estate Restoration and Rental, Inc., having its address as 710 Wellingham Drive, Durham, NC 27713 (the “Company”) and __________ (the “Shareholder”).

RECITALS

WHEREAS, pursuant to a certain Share Purchase Agreement (“SPA”) dated _____, Shareholder has sold all of the Shareholder’s free trading shares of Company common stock to a third party purchaser; and

WHEREAS, in consideration of the sale under the SPA, the Shareholder has agreed to deliver all of the Shareholder’s restricted shares of Company common stock (the “Shares”) to the Company for cancellation; and

NOW THEREFORE, in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

AGREEMENT

1.           CONSIDERATION. In consideration of the sale under the SPA, the Stockholder herewith delivers the certificates referenced in Schedule A hereto, representing the Shares, for cancellation.

2.           CANCELLATION OF THE SHARES. The Shares shall be cancelled as determined by the Company in its sole discretion.

3.           RELEASE.  The Shareholder, together with its heirs, executors, administrators, and assigns hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its subsidiaries and affiliates and each of their current or former officers, directors, stockholders, attorneys, agents, or employees (collectively, the "Company Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which he ever had or now has against the Company or Company Released Parties including, but not limited to, all claims arising out of the cancellation of the Shares.

4.           MUTUAL REPRESENTATIONS. As may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

5.           GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

6.           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

7.           ELECTRONIC DELIVERY. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF the parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY

ORGANOVO HOLDINGS, INC.

By: ________________________
Name:  Deborah Lovig
Title:    President and Chief Executive Officer

SHAREHOLDER:	CERTIFICTER NO(S).	NO. OF SHARES TO BE DELIVERED AND CANCELLED